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                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                       BY

                                      AND

                                     AMONG

                  PROFESSIONAL TRANSPORTATION GROUP LTD., INC.


                             DTSI ACQUISITION, INC.


                    DEDICATED TRANSPORTATION SERVICES, INC.


                                      AND


          THE STOCKHOLDERS OF DEDICATED TRANSPORTATION SERVICES, INC.




                                                       Dated as of May 17, 2000


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                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

         This Merger Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of May 17, 2000 by and between Professional Transportation Group Ltd., Inc., a Georgia corporation (the "Buyer"), DTSI Acquisition, Inc., a Georgia corporation (the "MergerSub"), Robert Serra and Susan Martin as Trustees of the Serra/Martin Living Trust, Robert Serra, Susan Martin and Mark Kapper (collectively, the "Seller"), and, Dedicated Transportation Services, Inc., a California corporation (the "Company").

         WHEREAS, the parties desire that the Company merge with and into MergerSub upon the terms and conditions set forth herein and in accordance with the laws of the State of California and the State of Georgia;

         NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, and intending to be legally bound, it is agreed between the parties hereto as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 MERGER, SURVIVING CORPORATION. In accordance with the provisions of this Agreement and the California Corporations Code, Section 1103, et seq. (the "CCC"), and the Georgia Corporation Code, O.C.G.A. ss.14-2-1100 (the "GCC"), at the Effective Time (as such term is defined in Section 1.5 hereof), Company shall be merged with and into MergerSub (the "Merger"), and MergerSub shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Georgia. At the Effective Time, the separate existence of the Company shall cease. All properties, franchises and rights belonging to the Company and MergerSub, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of MergerSub and the Company.

         1.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of MergerSub as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until altered or amended as provided therein or by law and by the Plan of Merger effecting the Merger.

         1.3 BYLAWS. The Bylaws of MergerSub immediately prior to the Effective Time shall thereafter continue in full force and effect as the Bylaws of the Surviving Corporation until amended as provided by law.


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         1.4      DIRECTORS AND OFFICERS. The directors and officers of
MergerSub immediately prior to the Effective Time shall serve as directors and officers of the Surviving Corporation following the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the CCC and the GCC.

         1.5 EFFECTIVE TIME. The Merger shall become effective at the time and date of the acceptance for filing of Agreement of Merger (the "Agreement of Merger") by the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CCC, and the acceptance for filing of Articles of Merger by the Secretary of State of the State of Georgia in accordance with the provisions of Section 14-2-1105 of the GCC. The Agreement of Merger and the Articles of Merger shall have attached as an exhibit thereto a fully executed plan of merger (the "Plan of Merger") in substantially the form attached as Exhibit A hereto. The Agreement of Merger and the Articles of Merger shall be executed by MergerSub and the Company and delivered to the Secretary of State of the State of California and the State of Georgia for filing, as stated above, on the Closing Date provided for in Section 1.8. The date and time when the Merger shall become effective are referred to herein as the "Effective Time."

         1.6 CONVERSION OF COMPANY SHARES. Each share of Common Stock of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the Merger Consideration provided for in Article 2 hereof.

         1.7 MERGERSUB COMMON STOCK. At the Effective Time, each share of Common Stock of MergerSub issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of the Surviving Corporation, without any action on the part of the holder thereof.

         1.8 CLOSING; EXCHANGE OF CERTIFICATES. (a) At the Closing provided for in paragraph (b) below, immediately after the Effective Time of the Merger, each Seller shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Common Stock in exchange for the Merger Consideration payable to him/her/it at Closing as provided for herein. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Common Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares have been converted as though said surrender and exchange had taken place.

                  (b) The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company as soon as practicable after the execution and delivery of this Agreement and satisfaction of the conditions to closing (the date of the Closing hereafter the "Closing Date").

         1.9 MERGER CONSIDERATION. All of the issued and outstanding shares of Common Stock of the Company shall be converted at the Effective Time of the Merger into the right to receive up


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to 1,860,000 shares (the "Stock Consideration") of Buyer common stock
("Shares") and, under certain conditions, a cash payment in lieu of a portion of the Stock Consideration (the "Cash Consideration")(collectively, the "Merger Consideration"), as further provided below, such Merger Consideration to be payable to the Sellers pro rata in accordance with their holdings of Company Shares. The Stock Consideration shall be delivered to Sellers not later than five days after the Effective Time.

         At the Closing, Buyer shall deliver to Sellers 930,000 Shares. The balance of the Stock Consideration shall be paid to Sellers only if Buyer's shareholders approve such payment at a meeting of Buyer's stockholders to be held on June 29, 2000. Upon such approval, the balance of the Stock Consideration shall be paid to Sellers. If such approval is not received by September 1, 2000, Buyer shall promptly deliver such number of additional Shares as may be permitted without shareholder approval pursuant to NASDAQ rules and regulations, and Buyer shall pay the balance to Sellers in cash. The Stock Consideration for purposes of this provision shall be deemed to have a value per share of $5.00.

         1.10 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization to the extent of the Stock Consideration, and to consummate the Merger in accordance with the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and to take such further actions as may be reasonably be required to qualify this transaction as an "A" reorganization and not take such further actions as may disqualify this transaction from such treatment. The parties believe that the value of the Stock Consideration to be received by Seller in the Merger is equal to not less than 50% of the value of the Company common stock to be surrendered in exchange therefor. The Merger Consideration will be paid solely in exchange for the Company Shares and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Shares. Buyer represents now, and as of the Closing, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. Sellers acknowledge that they have received independent tax advice and counsel with respect to the Merger and the transactions contemplated herein and is not relying on representations relating to personal tax matters made by Buyer or its counsel, accountants or advisors with respect thereto.

                                   ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

         Seller and Company represent and warrant to Buyer and to MergerSub as of the date hereof and as of the Effective Time as follows:

         2.1. ORGANIZATION AND STANDING. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, is qualified as a foreign corporation in good standing under the laws of all of the jurisdictions in which the conduct of its business or the ownership of its properties requires qualification, and has all corporate power


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and authority to own and lease its properties and to carry on its business as now conducted. The copies of the Company's Articles of Incorporation, as amended (including any certificates designating the powers, designation, rights and preferences of the Company's capital stock) previously provided to Buyer are true, complete and correct as of the date hereof.

         2.2. SUBSIDIARIES. Except as set forth in Schedule 2.2, the Company has no subsidiaries and does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

         2.3. CAPITALIZATION. The Company has authorized capital stock consisting solely of 2,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and held of record by Mark Kapper, and 1,000 shares are issued and outstanding to the Serra/Martin Living Trust, of which the co-trustees are Robert Serra and Susan Martin.

         All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding options, subscriptions, convertible securities, warrants, preemptive rights, rights of first refusal, proxies, voting agreements, restrictions (other than restrictions on transfer imposed under federal or state securities laws) or agreements or understandings of any character (contingent or otherwise) which restrict or relate to the voting or transfer of, require the issuance, sale, purchase or redemption of, or otherwise relate to, such securities.

         2.4.     TITLE TO SHARES, AUTHORIZATIONS.

                  (a) Seller Mark Kapper is the owner, beneficially and of record, of the Shares titled in his name, and such Shares are free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions of any kind, other than restrictions on transfer imposed under federal or state securities laws. Seller Serra/Martin Living Trust holds legal title to the Shares titled in its name, and such Shares are beneficially owned by Robert Serra and Susan Martin as community property under the laws of the State of California. The Serra/Martin Living Trust is the owner of the Shares titled in its name, and such Shares are free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions of any kind, other than restrictions on transfer imposed under federal or state securities laws.

                  (b) Seller has full power, legal capacity and authority to execute and deliver this Agreement and to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority.


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                  (c)      This Agreement has been duly and validly executed
and delivered by Seller and constitutes a valid and binding Agreement of Seller and is enforceable in accordance with its terms; and

                  (d) The delivery of the Shares to Buyer pursuant to this Agreement will transfer to Buyer good title thereto, free and clear of any and all liens, encumbrances and claims of any kind whatsoever.

         2.5. FINANCIAL STATEMENTS. Seller has delivered to Buyer: (a) unaudited balance sheets of the Company as of January 31, 2000 (the "Balance Sheet" and the "Balance Sheet Date") and each of the fiscal years 1998 through 2000, and the related unaudited statements of income and cash flows for each of the fiscal years or periods then ended and (b) unaudited financial statements for the period ended March 31, 2000 (the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred. Except as reflected in the Balance Sheet and to the best knowledge and belief of Seller, the Company has no actual or contingent liabilities, except for liabilities arising since the Balance Sheet Date in the ordinary course of business, not involving borrowings, which are usual and normal in amount, both individually and in the aggregate and obligations under contracts and commitments accrued in the ordinary course of business and not required under generally accepted accounting principles consistently applied to be reflected in the Financial Statements.

         2.6. NO ADVERSE CHANGES. Since the Balance Sheet Date the Company has not:

                  (i) to the best knowledge and belief of Seller, suffered any material adverse change in its condition (financial or otherwise), operations, assets, properties, business, or prospects and no event has occurred or is contemplated or threatened, which might reasonably be expected to cause such a change in the future;

                  (ii) declared any dividend, made any payment, redemption, purchase or distribution or set aside any such payment, in respect of shares of its capital stock or purchased or otherwise acquired any option, warrant or other right to purchase any such capital stock;

                  (iii) made any changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or

                  (iv) entered into any agreement or commitment (contingent or otherwise) to do any of the things described in this SECTION 2.6.

         2.7. TAXES. The Company has filed within the time and manner prescribed by law all foreign, federal, state, county and local income, gross receipts, excise, property, sales, use, transfer, employment and other tax returns or reports which are required to be filed by, or with respect to, it and such returns or reports are true and correct in all material respects. The Company has paid all


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taxes, interest, penalties, assessments or deficiencies shown as due and payable on such reports. The charges, accruals, and reserves for unpaid taxes on the books of the Company as of the Balance Sheet Date, are sufficient in all respects for the payment of all unpaid federal, foreign, state, county and local taxes of the Company accrued for or applicable to all periods ended on or before that date. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers of authorized depositaries. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company, or claims pending or matters under discussion with any taxing authority with respect to any tax liability of the Company.

         The Company's federal and state tax returns have not been audited nor has the Company received notice of any audit of federal, state or local income or excise tax returns of the Company and, to the best knowledge of Seller, no properties of any kind of the Company which serve as a basis for the imposition of a tax have been or are in the process of being appraised, examined or reassessed since the filing of the most recent return relating to, or the payment of, such a tax. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation. The Company has not elected to be treated as a collapsible corporation pursuant to Section 341(f) of Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company.

         2.8. COMPLIANCE WITH LAWS. The Company has complied in all material respects with all applicable laws and regulations relating to or affecting the business.

         2.9.     LIST AND STATUS OF PROPERTIES, CONTRACTS AND OTHER DATA.
Schedule 2.9 sets forth the following:

                  (i)      (A)      a complete and accurate legal description
of each parcel of real property owned in whole or in part by the Company, together with either a true and correct survey or a substantially true and correct plat of each parcel, a description of all buildings, fixtures and other improvements located on the properties and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon, and the address of each such parcel leased or subleased by the Company, indicating the location of each such property and, in the case of leased or subleased properties, the name of the lessor or sublessor and termination dates and renewal conditions of each lease or sublease. None of the real property owned by the Company or any Subsidiary has been used as "Agricultural Land" as defined in 7 CFR ss.781.2(b) within five years prior to the date of this Agreement.

                           (B)      (I)      a complete listing of each item of
personal property owned or used by the Company in the business and having more than a nominal value. Such personal property


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constitutes all such property necessary for the conduct by the Company of the business as presently conducted.

                                    (II)     a listing of all policies of title
and liability insurance held by the Company since January 1, 1997, and all policies of insurance by which properties, buildings, machinery, equipment, fixtures or other assets and business of the Company is insured as of the date hereof. Such policies, with respect to their amounts, scope and types of coverage, are usual and customary in the Company's industry and reasonably insure in accordance with industry practices (subject to reasonable deductibles) the Company's assets and businesses for property damage and loss of income by fire or other casualty, products liability and against all risks of loss, including business interruption. Except as shown on Schedule 2.9(ii), there are no pending claims by, or to the best knowledge and belief of Seller, against the Company or under such policies or unresolved disputes between the Company and any carrier in respect of such policies, nor are there any past due premium payments with respect to such policies nor has there been any claims history which would cause the Company to become liable for a material retroactive premium increase with respect to any such policy for any period prior to the date hereof;

                                    (III)    a listing of the following
contracts to which the Company is a party or by which it is bound:

                                    (A)      all guaranties or indemnities by
the Company of the obligations of others other than the endorsement of negotiable instruments for collection in the ordinary course of business;

                                    (B)      all licenses or other contracts in
which the Company has granted to others any material rights or interests in intellectual property rights or in any proprietary information of the Company, or in which others have granted to the Company any rights or interests in intellectual property or in any proprietary information;

                                    (C)      all consulting, management service
or any other similar type contracts;

                                    (D)      all agreements with any labor
union or collective bargaining organization;

                                    (E)      all employment agreements,
severance agreements, indemnification agreements, executive compensation plans, incentive compensation plans, bonus plans, deferred compensation agreements, employee noncompetition, confidentiality and or secrecy agreements, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization and dental insurance, disability insurance, clothing allowance program, service record award program; performance award program, tuition reimbursement program, savings plan, or other plans or arrangements providing for benefits for employees;


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                                    (F)      all contracts or agreements
pursuant to which the Company has borrowed or agreed to borrow money, other than credit transactions in the ordinary course of business and the contracts set forth in (G), below;

                                    (G)      all notes, indentures or
instruments relating to or evidencing indebtedness of the Company, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any property of the Company, including the names of each bank or other lender from which loans, lines of credit or other commitments to lend money to the Company are outstanding, the amount of each such line or commitment and the principal terms thereof;

                                    (H)      all material contracts with any
manufacturers, dealers, distributors, agents, salesmen, jobbers, advertisers, commissioned agents or sales representatives;

                                    (I)      all powers of attorney given by
the Company to any person or organization for any purpose;

                                    (J)      all agreements limiting the
freedom of the Company or its employees to compete in any line of business or in any geographic area or with any person;

                                    (K)      any agreement, indenture or other
instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

                                    (L)      any agreement, contract or
commitment relating to capital expenditures;

                                    (M)      any loan or advance to, or
investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

                                    (N)      all other contracts, series of
contracts, leases, arrangements, understandings or agreements which involve future payments, performance of services or the purchase or sale of goods and/or materials of an individual amount or value in excess of Five Thousand Dollars ($5,000);

                                    (O)      a true and complete list of all
intangible assets, other than those specifically referred to elsewhere in this Agreement, and the location of certificates or other evidences of title to these assets, and


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                                    (P)      any agreement, contract or
commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company.

         Each of the contracts and agreements listed or described in Schedules 2.9(i), 2.9(ii) and 2.9 (iii)(A)-(P) is in full force and effect, and except as set forth in such Schedule, there exists no event of noncompliance, default or event of default by the Company or any party to such contract or agreement, or to the best of Seller's knowledge, any other party thereto, or any event, occurrence, condition or act (including the transactions contemplated herein), which, with the giving of notice, the lapse of time, or both, would become a default or event of default thereunder, which would constitute an event of noncompliance which would allow a party thereto to require acceleration of performance thereunder by the Company, or which would result in the creation of any material lien, charge, or encumbrance upon any assets of the Company. The Company has not received notice from any other party that such other party claims the Company to be in noncompliance or default under the contract concerned, or intends, either based on a claimed default by the Company under the contract concerned or based on a claimed right to do so in the absence of default by the Company, to suspend, cancel, or terminate such contract prior to the normal date of expiration set forth therein. Except as shown on Schedule 2.9(iii), to Seller's best knowledge, there exists no material dispute between the Company and any customer of the Company and no such customer is considering termination or nonrenewal of the agreement or understanding by which it acts as such for the Company. All such agreements were entered into on an arm's length basis. Seller has caused to be made available for inspection and copying by Buyer and its advisers true, complete and correct copies of all documents (including all amendments, supplements, extensions and modifications) referred to in this Article 2 or in any Schedule attached hereto.

                  (iv) the names and annual compensation rates of all officers, employees, directors, agents, and manufacturers of the Company earning as a base salary and/or commission in excess of $25,000 per year;

                  (v) the names of all retired employees of the Company who are receiving or are entitled to receive any unfunded death or disability, retirement or welfare benefit, medical benefit or termination payments not covered by any pension plan to which the Company or any Subsidiary is a party, their ages and their current annual unfunded payment rates; and

                  (vi) with respect to the Company, a list of all bank accounts, safe deposit boxes and credit card charge accounts; together with the names of the individuals authorized to draw or charge thereon, and with respect to bank accounts the approximate balances thereof, all restrictions or limitations as to withdrawal (except for time restrictions applicable to time certificates of deposit), and a list of certificates of deposit and other debt instruments issued by banks, governments or other obligors.

         2.10. TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES. The Company has good and marketable title to all of its properties and assets used in its business or owned by it, whether


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real, personal, tangible or intangible. Subject to the terms of their respective leases, the Company has the right to quiet enjoyment of all its leased property for the full term of each lease and any renewal option. The Company has all rights of ingress and egress necessary for all operations conducted by it.

         2.11. ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the Balance Sheet represent valid sales in the ordinary course of business, and are current and collectible in the ordinary course of business subject to the reserve for doubtful accounts as reflected on the Balance Sheet, and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such reserves. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the Subsidiaries or the allowances with respect thereto, or accounts payable of the Company from that reflected in the Balance Sheet.

         2.12. LICENSES AND PERMITS. The Company has all licenses, permits and other authorizations (collectively "Licenses") required for the conduct of its business as presently conducted; all such Licenses are currently in force and there is no other License required to be held or actions required to be taken by the Company under the laws and regulations of the United States or any state or local subdivision thereof, for the Company to own and lease its properties and to conduct its business in all respects as presently conducted.
Schedule 2.12 contains a list of such licenses, permits and authorizations.

         2.13. LABOR MATTERS. The Company is not a party to any collective bargaining agreement. There has not been, and to the best knowledge of Seller there will not be, any material adverse change in relations with employees of the Company as a result of any announcement or consummation of the transactions contemplated by this Agreement. No severance pay liability of the Company will result solely from the consummation of the transactions contemplated herein. None of the employees of the Company or any Subsidiary is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or agency, which materially conflicts with the Company's business as presently or proposed to be conducted. No officer or key employee of the Company has notified the Company he or she is planning to terminate his or her employment. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

         2.14.    EMPLOYEE BENEFIT PLANS.

                  Neither the Company nor any Subsidiary has ever contributed to any multiemployer pension plan (within the meaning of ss.ss.3(37) or 4001(a)(3) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), nor has any of them incurred any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with any complete or partial withdrawal for any such plan.


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         The Company has never sponsored or otherwise maintained any employee pension benefit plan (within the meaning of ss.3(2) of ERISA) or severance pay plan.

         2.15. LITIGATION. Except as provided in Schedule 2.15, there is no litigation, action, suit, governmental investigation, arbitration, proceeding (including administrative proceedings) (collectively referred to as "Litigation") presently pending or to the best knowledge and belief of Seller and the Company, presently threatened against or involving the Company or any of their assets or rights or which could affect the performance of this Agreement or the consummation of the transactions contemplated hereby and Seller knows of no valid basis for any potential litigation. There are no outstanding judgments, awards, orders or decrees against or involving the Company or any of its assets. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. The Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         2.16. NO VIOLATION OF AGREEMENTS. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate any provision of the Articles of Incorporation of Seller and, do not and will not conflict with, violate, result in a breach of, cause a default under an accelerated performance under or accelerate performance under (whether with notice or lapse of time or otherwise), (i) any provision of law or regulation relating to the business of the Company, (ii) any provision of any order, arbitration award, judgment or decree to which Seller or the Company is subject (iii) any provision of any agreement, license or instrument to which Seller or the Company or any of their assets is subject, or (iv) any other restriction of any kind or character to which the Company or any of its properties is subject, which conflicts, violations, breaches, defaults or accelerations in each of clauses (i), (ii), (iii) or (iv) above would, individually or in the aggregate, adversely affect the Company or which would prohibit or restrict the consummation of the transactions contemplated by this Agreement.

         2.17. CONSENTS REQUIRED. The execution, delivery and performance of this Agreement by Seller will not require Seller or the Company to obtain any consent, approval or other action to avoid: (I)the loss of any permit or license or other governmental authorization hold by the Company, (ii) the violation or breach of, or a default under any real property lease or any commitment, note, indenture, mortgage, lien, instrument, license, contract or agreement to which Seller or the Company or any of their assets are subject, or
(iii) giving to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the real property leases or material properties, agreements, contracts or business of the Company.

         2.18. CUSTOMERS AND SALES. Schedule 2.18 is a correct and current list of all customers of the Company together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated in
Schedule 2.18, neither the Company nor Seller has any information, or is aware of any facts, indicating that any of these customers intend to cease doing business with the Company or materially alter the amount of the business they are presently doing with the Company.

         2.19. DOCUMENTS, BOOKS AND RECORDS. The Company has made available for inspection by Buyer or its advisors, originals or true and correct copies of all documents listed in any Schedule delivered by Seller to Buyer pursuant to this Agreement which Buyer has requested to inspect. The minute books of the Company, as previously made available to the Buyer and its representatives, contain accurate records of all meetings of, and corporate actions taken by (including actions taken by written consent) the respective shareholders and Boards of Directors of the Company. The Company has no records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or hold by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

         2.20. TRANSACTIONS WITH MANAGEMENT. Except as set forth in Schedule 2.20, the Company is not a party to any contract, agreement, lease or commitment with Seller, any affiliate of Seller, the Company, or any officer or director of Seller, the Company, or any "associates" of any such officers or directors (as the term "associates" is defined in Rule 405 of the rules and regulations under the Securities Act of 1933), none of such officers or directors or their associates owns, directly or indirectly, any interest (equity or debt) in any entity which is a supplier, customer or competitor of the Company (other than the ownership of one percent (1%) or less of the outstanding capital stock of a publicly-held company), and there are no loans or advances outstanding to any of such persons from the Company (excluding advances for normal reimbursable business expenses).

         2.21 ACCOUNTING CONTROLS. Neither the Company, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of the Company (including, without limitation, any shareholder), has
(a) used any corporate funds for any unlawful contributions, gifts, entertainment or any other unlawful expenses relating to political activity, or
(b) made any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the earnings and assets of the Company, and (iii) access to the assets of the Company is permitted only in accordance with management's authorization, and the recorded accountability of the assets of the Company is compared with its existing assets at reasonable intervals.

         2.22. DISCLOSURE. None of this Agreement, the financial statements referred to in SECTION 2.5 hereof (including the footnotes thereto); any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Seller or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Seller and not known to Buyer which materially and adversely affects the business, prospects or financial condition of the Company or its properties or assets, which has not been set forth in this Agreement, the financial statements referred to in SECTION 2.5 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Seller or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement.

         2.23. PURCHASE FOR INVESTMENT. Seller understands that the Stock Consideration is being offered and sold under exemptions from registration provided for under U.S. and state securities laws, that they are purchasing an interest in Buyer without being furnished any offering literature other than Buyer's Form 10-K for fiscal 1999 (the "Buyer SEC Reports")(which each Seller hereby represents and warrants that he or she has received and read), that this transaction has not been scrutinized by any administrative agency charged with the administration of the securities laws of any jurisdiction because of the private aspects of the offering, that all documents, records and books, pertaining to this investment, have been made available to the Seller and his representatives, including his attorney, his accountant and/or his purchaser representative, and that the books and records of the Buyer will be available upon reasonable notice for inspection by investors during reasonable business hours at its principal place of business.

         The Stock Consideration is being acquired by Seller in good faith solely for his own personal account, for investment purposes only, and are not being purchased for resale, resyndication, distribution, subdivision or fractionalization thereof; and he understands that as a result he must bear the economic risk of the investment for an indefinite period of time because the shares have not been registered under applicable securities laws and, therefore, cannot be sold unless they are subsequently registered under such laws (and the Buyer agrees to use its reasonable best efforts on or before July 15, 2000 to file a registration statement with the SEC on the appropriate form, which registration statement will include the Stock Consideration) or unless an exemption from such registration is available. Sellers will not be subject to any restrictions on resale upon release of the Stock Consideration from the Price Adjustment Agreement transfer restrictions other than those imposed under applicable securities laws.

                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERSUB

         Buyer and MergerSub represent and warrant to Seller as of the date hereof and as of the Effective Time as follows:

         3.1. ORGANIZATION, STANDING AND AUTHORITY. Each of Buyer and MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its respective

         3.2. NO VIOLATION OF LAW, AGREEMENTS. The execution, delivery and performance of this Agreement by Buyer and MergerSub and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate any provision of the Articles of Incorporation of Buyer or MergerSub and, do not and will not conflict with, violate, result in a breach of, cause a default under an accelerated performance under or accelerate performance under (whether with notice or lapse of time or otherwise), (i) any provision of law or regulation relating to the business of the Buyer, (ii) any provision of any order, arbitration award, judgment or decree to which Buyer or MergerSub is subject (iii) any provision of any agreement, license or instrument to which Buyer or MergerSub or any of their assets is subject, or (iv) any other restriction of any kind or character to which the Buyer or MergerSub or any of its properties is subject, which conflicts, violations, breaches, defaults or accelerations in each of clauses (i), (ii), (iii) or (iv) above would, individually or in the aggregate, adversely affect the Buyer or which would prohibit or restrict the consummation of the transactions contemplated by this Agreement.

         3.3. CONSENTS REQUIRED. The execution, delivery and performance of this Agreement by Buyer and MergerSub will not require Buyer or MergerSub to obtain any consent, approval or other action to avoid: (i) the loss of any permit or license or other governmental authorization hold by the Company, (ii) the violation or breach of, or a default under any real property lease or any commitment, note, indenture, mortgage, lien, instrument, license, contract or agreement to which Buyer or MergerSub or any of their assets are subject, or
(iii) giving to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the real property leases or material properties, agreements, contracts or business of Buyer, which consent has not already been obtained.

         3.4. BUYER SEC REPORTS. Buyer has delivered to each Seller copies of the Buyer SEC Reports as filed by Buyer with the Securities and Exchange Commission. All of the Buyer SEC Reports are delivered without exhibits. The financial statements contained in the Buyer SEC Reports (the "Buyer Financial Statements") fairly present the consolidated financial condition and results of operations of Buyer as at and for the periods therein specified in accordance with generally accepted accounting principles consistently applied, all as more particularly set forth in such financial statements and the notes thereto. The Buyer SEC Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4

                            COVENANTS PENDING CLOSING

         4.1. COVENANTS OF THE COMPANY AND THE SELLERS PENDING THE CLOSING. From the date hereof to the Closing Date, the Company and the Sellers shall use their best efforts to satisfy the conditions precedent to the consummation of this transaction to be performed by them or their agents or representatives and the Company shall, and the Sellers shall cause the Company to:

                  (i) Operate its business diligently in the usual, regular and ordinary course consistent with past practice, to preserve intact its present business organization and good will, keep available the services of its present officers and employees, and preserve its relationships with licensors, lenders, creditors, suppliers, distributors, customers and others having business or financial dealings with it, and not to institute any changes to its methods of accounting, manufacture; operation or management.

                  (ii) Not (a) amend its Articles of Incorporation or bylaws;
(b) issue any shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; (d) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock except for a distribution of accounts receivable; (e) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (f) agree to do any of the acts listed above.

                  (iii) Not enter into any contract, commitment or transaction not in the usual and ordinary course of its business or involving an amount exceeding $10,000 individually or $50,000 in the aggregate or modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

                  (iv) Not make or commit to make any capital expenditures in excess of $10,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000.

                  (v) Maintain all its material property in customary repair, order and condition, reasonable wear and use excepted, and maintain its insurance policies in full force and effect.

                  (vi) Not enter into or amend or modify any collective bargaining agreement, employee benefit plans or arrangements or any contracts of employment with officers, directors or shareholders, or grant any increase (except for increases made in accordance with established compensation policies of the Company applied on a basis consistent with past practice) in salaries, wages, commissions or benefits payable or to become payable to any officer, employee, agent or representative, or grant any bonuses to officers or employees, or agree to do any of the foregoing.

                  (vii) Not sell, dispose of, lease, or encumber any of its property or assets or make any acquisition or engage in any activity or transaction, amend or terminate any material contracts, licenses or commitments, or agree to do any of the foregoing, except in the ordinary course of business and replace any assets transferred with assets of equal value, quality and usefulness.

                  (viii) Not borrow any funds or, except in the ordinary course of business, issue any evidences of indebtedness or increase any existing borrowings or perform, pay or otherwise discharge any obligation or liability (fixed or contingent) other than current liabilities, waive or compromise any right or claim, cancel, without full payment, any note, loan, or other obligation owing to the Company, or agree to do any of the foregoing.

                  (ix) Cooperate with Buyer and MergerSub, to the extent cooperation on the part of the Company is needed, in Buyer's' and MergerSub's efforts to obtain the consents referred to in SECTION 3.3 of this Agreement provided, however, that Buyer and MergerSub shall not be obligated under this paragraph to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

                  (x) Use its best efforts to obtain, to the extent action on the part of the Company is needed, the consents referred to in SECTION 2.17 of this Agreement.

                  (xi) Grant to Buyer and its counsel, accountants and other representatives full access during normal business hours to all key employees, properties, books, accounts, records, contracts and documents of or relating to the Company and furnish or cause to be furnished to Buyer and its representatives all data and information concerning the organization, business, finances and properties of the Company that Buyer may reasonably request, but no investigation pursuant to this SECTION 4.1 shall affect any representations or warranties of the Company or Sellers, or the conditions to the obligations of Buyer and MergerSub to consummate the transactions contemplated by this Agreement.

                  (xii) Confer on a regular and frequent basis with Buyer's representatives to report material matters concerning the business, operations and financial condition of the Company and to promptly notify Buyer of any extraordinary event concerning the Company or any fact or information which, if known on the date hereof, would cause any of the representations and warranties in Article 2 to be materially false or incorrect.

                  (xiii) Refrain from taking any of the actions referred to in
SECTION 2.6 hereof.

                  (xiv) Refrain from taking any action or series of actions which would cause the representations and warranties contained in Article 2 hereof to be materially untrue or incorrect.

                  (xv) Use their best efforts to cause the Company and its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, initiate or engage in any discussions with, or negotiate or otherwise deal with or provide any information to, any person other than Buyer, MergerSub, and their respective officers, employees, and agents, concerning any mergers sale of substantial assets, or similar transaction involving the Company or division of the Company, or any sale of any of its capital stock. The Company will notify Buyer immediately upon receipt of any inquiry, offer, or proposal relating to any of the foregoing.

                  (xvi) At the written request of Buyer, Company will within five days document and describe any of its trade secrets, processes, or business procedures specified by Buyer, in form and content satisfactory to Buyer.

                  (xvii) Notify Buyer of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by it under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement.

         4.2. Covenants of Buyer and MergerSub Pending the Closing. Buyer and MergerSub agree that from the date hereof to the Closing Date, Buyer and MergerSub will use their best efforts:

                  (i) To satisfy the conditions precedent to consummation of the transactions contemplated by this Agreement to the extent they are to be performed by them, their agents or representatives.

                  (ii) To cooperate with the Company, to the extent cooperation on the part of Buyer and MergerSub is needed, in the Company's efforts to obtain the consents referred to in SECTION 2.17 of this Agreement.

                  (iii) To use their best efforts to obtain the consents referred to in Section 3.3 of this Agreement.

                                    ARTICLE 5

                        CONDITIONS TO THE OBLIGATIONS OF
                             THE COMPANY AND SELLERS

         The obligations of the Company and the Sellers to consummate the Merger are subject to the fulfillment of the following conditions, unless waived by the Company and the Sellers in their sole discretion, prior to or at the Closing:

         5.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer and MergerSub set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Buyer and MergerSub shall have duly performed, complied with and satisfied, in all material respects, with all covenants, agreements and conditions to be performed, complied with or satisfied by Buyer and MergerSub on or prior to the Closing Date. The Company and the Sellers shall have received a certificate of a duly authorized officer of Buyer and MergerSub, dated the Closing Date, certifying as to the fulfillment of the conditions specified in this SECTION 5.1.

         5.2. LITIGATION. On the Closing Date, there shall be no Litigation existing to the transactions contemplated herein pending or threatened which, in the reasonable opinion of counsel to the Sellers, would have a material adverse effect on the benefits to be received by the Sellers as a result of the consummation of the transactions contemplated hereby.

         5.3. ABSENCE OF ADVERSE GOVERNMENTAL ACTION. No action shall have been taken or threatened and no statute, rule, regulation or order shall have been enacted or entered by any governmental body, agency or by any court which would prohibit, delay or establish material conditions to the consummation of the transactions contemplated herein which the Company reasonably deems unacceptable.

         5.4. PROCEEDINGS. All proceedings to be taken in connection with this Agreement and all documents related thereto shall be satisfactory in all reasonable respects to the Company, the Sellers, and their counsel.

         5.5. CORPORATE ACTION. The Company shall have received certified copies of Buyer and MergerSub's corporate approvals of the execution, delivery and performance of this Agreement and the transactions contemplated hereby and incumbency certificates with respect to the officers of Buyer and MergerSub executing this Agreement or any documents, instruments or certificates delivered to the Company and the Sellers in connection with the transactions contemplated hereby.

         5.6. CONSENTS AND APPROVALS. All waivers, licenses, agreements, permits, consents, approvals or authorizations of third parties or governmental agencies, domestic or foreign, shall have been obtained, and any material modifications or amendments to existing agreements with third parties required under SECTION 2.17 and SECTION 3.3 shall have been obtained, provided that such modifications or amendments shall have been approved by the Company in writing prior to the Closing, which approval shall not be unreasonably withheld or delayed.

         5.7. EMPLOYMENT AGREEMENTS. MergerSub and Sellers Mark Kapper and Robert Serra shall have entered into an employment agreement on terms and conditions agreeable to each such Seller.

         5.8. NO MATERIAL ADVERSE CHANGES. There shall not have been any material adverse change in the assets, business, labor relations, operations or condition (financial or otherwise) or prospects of the Buyer.

                                    ARTICLE 6

              CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGERSUB

         The obligations of Buyer and MergerSub to consummate the purchase and sale of the Shares under this Agreement are subject to the fulfillment of the following conditions, unless waived by Buyer and MergerSub in their sole discretion, prior to or at the Closing:

         6.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of the Company and the Sellers set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and the Company and Sellers shall have duly performed, complied with and satisfied, in all material respects, all covenants, agreements and conditions to be performed, complied with or satisfied by the Company and Sellers on or prior to the Closing Date. Buyer shall have received a certificate executed by the Company and Sellers, dated the Closing Date, certifying as to the fulfillment of the conditions specified in this SECTION 6.1.

         6.2. LITIGATION. On the Closing Date, there shall be no Litigation relating to the transactions contemplated herein pending or threatened, which in the reasonable opinion of counsel to Buyer, would materially adversely affect the business, assets, financial condition or operations of the Surviving Corporation, or otherwise materially affect the benefits of the transactions contemplated herein to Buyer and MergerSub.

         6.3. ABSENCE OF GOVERNMENTAL ACTION. No action shall have been taken or threatened and no statute, rule, regulation or order shall have been enacted or entered by any governmental body, agency or by any court which would prohibit, delay or establish material conditions to the consummation of the transactions contemplated herein which Buyer reasonably deems unacceptable or which would materially adversely affect the assets, business; financial condition, business prospects or operations of the Surviving Corporation.

         6.4. PROCEEDINGS. All proceedings to be taken in connection with this Agreement and all documents relating thereto shall be satisfactory in all reasonable respects to Buyer and its counsel.

         6.5. CORPORATE ACTION. Buyer shall have received certified copies of the resolutions of the Company approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and incumbency certificates with respect to the officers of Buyer executing this Agreement or any documents, instruments or certificates delivered to Buyer in connection with the transactions contemplated hereby. The Merger Agreement and related Plan of Merger shall have been unanimously approved by the Sellers.

         6.6. CONSENT AND APPROVALS. All waivers, licenses, agreements, permits, consents, approvals or authorizations of third parties or governmental agencies, domestic or foreign shall have been obtained and any material modifications or amendments to existing agreements with third parties required under Section 2.17 and Section 3.3 shall have been obtained, provided that such modifications or amendments shall have been approved by Buyer in writing prior to the Closing, which approval shall not be unreasonably withheld or delayed.

         6.7. EMPLOYMENT AGREEMENTS. Surviving Corporation and each of Sellers Mark Kapper and Robert Serra shall have entered into an agreement regarding employment with the Surviving Corporation following the Closing in form and substance reasonably satisfactory to Buyer and such individual.

         6.8 LEGAL OPINION. Buyer and MergerSub shall have received the legal opinion of the Company's legal counsel in substantially the form set forth in
Schedule 6.8.

         6.9. NO MATERIAL ADVERSE CHANGES. There shall not have been any material adverse change in the assets, business, labor relations, operations or condition (financial or otherwise) or prospects of the Company.

         6.10. FILINGS. The Agreement of Merger and the Articles of Merger shall have been filed as provided in Article 1 in order for the Merger to become effective, or Buyer shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

         6.11. SCHEDULES. Target shall have delivered the Schedules, updated through the Closing Date. In its sole and absolute discretion, Buyer shall be satisfied with any matter reflected, listed, or disclosed in the updated Schedules that was not reflected, listed, or disclosed in the original Schedules.

                                    ARTICLE 7

                        TERMINATION; AMENDMENT AND WAIVER

         7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer, MergerSub, the Company and the Sellers.

         7.2. TERMINATION BY EITHER PARTY. If any condition precedent to the Company's and Seller's obligations hereunder is not satisfied and such condition is not waived by the Company and Seller at or prior to the Closing Date, or if any condition precedent to Buyer' or MergerSub's obligations hereunder is not satisfied and such condition is not waived by Buyer and MergerSub at or prior to the Closing Date, the Company and the Sellers, or Buyer and MergerSub, as the case may be, may terminate this Agreement at their option by written notice to the other party unless the terminating party shall be in default of its obligations hereunder or unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby or permit the other party additional time to attempt to satisfy such condition precedent. If the Closing Date has not occurred by June 30, 2000 any party may terminate this Agreement by written notice to the other parties.

         7.3. AMENDMENT. This Agreement may be amended or modified in whole or in part at any time but only by an agreement in writing executed in the same manner as this Agreement.

                                    ARTICLE 8

                            PURCHASE PRICE ADJUSTMENT

         8.1 Adjustments to Purchase Price.

         (a) The Stock Consideration will be adjusted downward based upon any variation in the Company's EBITDA as reflected on its financial statements as of January 31, 2000 and the determination of the Company's EBITDA as determined by Buyer. The parties agree and acknowledge that the Merger Consideration was determined based upon an assumed EBITDA of the Company of $1,500,000 multiplied by six, plus $300,000 for the Company's operating system. The Merger Consideration shall be increased or diminished (as the case may be) by using this same capitalization rate of six. For purposes of this provision, the parties agree that the Stock Consideration shall be diminished by no more than 60,000 Shares (having an agreed value per share of $5.00.

         (b) Buyer shall have primary responsibility for preparing an initial accounting reflecting the adjustments called for by this Section 8.1. If Seller does not object to Buyer's determination within 30 days after receipt by Seller of Buyer's determination, the Seller shall be deemed to have agreed to Buyer's determination. In the event that Seller objects, Seller shall transmit to the Buyer within 30 days' after Seller receives Buyer's determination its objection, which shall set forth the basis for Seller's objection. In the event that Seller and Buyer are unable to agree upon the accuracy of the accounting and the adjustments provided for herein within 15 days after the Buyer receives Seller's objection, the Buyer and the Seller shall retain, at their joint expense, the accounting firm of Ernst & Young LLP, Certified Public Accountants, to determine such adjustments, whose determination shall be final and binding on the parties.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1. INDEMNIFICATION BY SELLER. Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and MergerSub, and Buyer's and MergerSub's officers, directors, employees, affiliates and agents, against and in respect of any and all losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively "Damages") that any of them shall incur or suffer, and to the extent not otherwise compensated by insurance, which arise, result from, or relate to the failure of any Seller's or the Company's representations or warranties to be true and correct, or any breach by Seller or the Company of, or any failure by Seller or the Company to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit or other instrument furnished or to be furnished by Seller or the Company under this Agreement; provided, however that a Damages Certificate (as such term is defined in SECTION 9.3) covering any item of claimed Damages for which indemnification is sought pursuant to this SECTION
9.1 shall have been delivered to Seller prior to the termination of the Survival Period (as defined in SECTION 9.7) applicable to such representation, warranty, covenant or agreement. Notwithstanding the foregoing, Sellers shall be jointly and severally responsible for all Damages incurred or suffered by the Company attributable to the matter described in Schedule 2.15.

         9.2. INDEMNIFICATION BY BUYER AND MERGERSUB. Buyer and MergerSub shall jointly and severally indemnify, defend and hold harmless Seller in respect of any and all losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively "Damages") that any of them shall incur or suffer, and to the extent not otherwise compensated by insurance, which arise, result from, or relate to the failure of any of Buyer's or MergerSub's representations or warranties to be true and correct, or any breach by Buyer or MergerSub of, or any failure by Buyer or MergerSub to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit or other instrument furnished or to be furnished by Buyer or MergerSub under this Agreement provided, however, that a Damages Certificate covering any item of claimed Damages for which indemnification is sought pursuant to this
SECTION 9.2 shall have been delivered to Buyer prior to termination of the Survival Period (as defined in SECTION 9.7) applicable to such representation, warranty, covenant or agreement.

         9.3. DAMAGES CERTIFICATE. If any Damages shall be paid or accrued by any person entitled to be indemnified under this Article 9 (an "Indemnitee") or a claim or proceeding shall be asserted or pending against an Indemnitee which may give rise to any Damages with respect to which such Indemnitee would be entitled to be indemnified hereunder by the other party hereto (an "Indemnitor"), such Indemnitee shall deliver a certificate signed by Seller, in the case of a claim against Buyer or MergerSub, or by an officer of Buyer or MergerSub, in the case of a claim against Seller (a "Damages Certificate"), which Damages Certificate shall:

                  (a) state that the Indemnitee has paid or properly accrued Damages, or that a claim has been asserted against such Indemnitee, or a proceeding is pending, which claim or proceeding, in the Indemnitee's judgment, may result in the incurrence of Damages to which the Indemnitee is entitled to indemnification pursuant hereto; and

                  (b) specify in reasonable detail each individual item of paid or accrued Damages or each such claim or proceeding and the amount of such paid or accrued Damages or the amount of Damage that, in Indemnitee's judgment, may arise from such claim or proceeding.

         9.4. OBJECTIONS TO CLAIMS. If an Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Damages Certificate, the Indemnitor shall, within 30 days after delivery to the Indemnitor of such Damages Certificate, deliver to the Indemnitee a Damages Certificate to such effect, and the Indemnitor and the Indemnitee shall, within the 30 day period beginning on the date of delivery to the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement.

         9.5. THIRD PARTY CLAIMS. Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor from whom such indemnification could be sought an Damages Certificate with respect to such claim, and such Indemnitor may, at its option, assume and control the defense (including any settlement thereof) of the Indemnitee against such claim. Any Indemnitee shall receive notice of the status, any current developments and management of the claims, and prior written notice of any proposed settlement or conclusion of such claim, and shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, or (ii) the employment of such counsel has been specifically authorized by the Indemnitor. If there is a final judgment against an Indemnitee under this Agreement in any such action, or if there is a settlement of any such action effected with the consent of such Indemnitor, such Indemnitor shall, subject, in the case of claims for indemnification against the Seller, to the provisions of SECTION 9.1, and, in the case of claims for indemnification against Buyer, to the provisions of
SECTION 9.2, indemnify and hold harmless each Indemnitee from and against any Damages by reason of such judgment or settlement.

         9.6. AGREED CLAIMS. Claims specified in any Damages Certificate to which an Indemnitor shall not object in writing within 30 days after receipt by such Indemnitor of such Damages Certificate, claims covered by a memorandum of agreement of the nature described in SECTION 9.4 and claims which have been reduced to non-appealable judgment or settled with the consent of the Indemnitor as provided in SECTION 9.5 are hereinafter referred to, collectively, as "Agreed Claims." The amount of any Agreed Claim shall be paid, in cash, by the Indemnitor to the Indemnitee with respect thereto promptly after the determination thereof.

         9.7. SURVIVAL PERIOD. Except for the representations made by Seller and the Company under Sections 2.3 and 2.4, and representations breached fraudulently, all of which representations shall survive until the applicable statute of limitations has expired, the representations, warranties, covenants and agreements of Seller and the Company and the indemnification by Seller with respect thereto provided for herein shall survive the Closing for a period of three years from the Closing Date, except that Seller's covenant to indemnify Buyer and MergerSub under this Article 9 shall survive such three-year period until all claims properly and timely asserted by Buyer or MergerSub under this Article 9 have been satisfied as provided in this Article 9. The representations, warranties, covenants and agreements of Buyer and MergerSub, and the indemnification by Buyer and MergerSub with respect thereto, shall survive the Closing for a period of three years from the Closing Date, except that Buyer's and MergerSub's covenant to indemnify the Sellers under this Article 9 shall survive such three-year period until all claims properly and timely asserted by Sellers under this Article 9 have been satisfied as provided in this Article 9. For purposes of this Article 9, the respective period of survival of any such representations, warranties, covenants and agreements is referred to as the "Survival Period."

         9.8. LIMITATIONS ON INDEMNITY. Sellers shall not be required to indemnify Buyer or MergerSub until Damages caused by Sellers or the Company under this Agreement exceed in the aggregate $50,000 (the "Deductible"). Neither Buyer nor MergerSub shall be required to indemnify Sellers until Damages caused by Buyer or MergerSub under this Agreement exceed in the aggregate the "Deductible". Notwithstanding the foregoing, this limitation shall not apply to Damages attributable to the matter disclosed on Schedule 2.15.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1. GOVERNING LAW, ARBITRATION. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles. In the event that there shall be a dispute arising out of or relating to this Agreement, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Orange County, California, under the auspices of, and pursuant to the rules of the American Arbitration Association, as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The costs of the arbitration shall be shared equally by the parties, provided that the fees, costs, and expenses of the prevailing party (as reasonably determined by the arbitrators), including arbitrators' and reasonable attorney fees incurred in connection with any such arbitration, shall be paid by the losing party in the event the arbitrators determine the proceeding was brought or defended in bad faith by the losing party. The costs and expenses of the prevailing party in collecting any such award shall be paid by the non-prevailing party.

         In such arbitration proceedings, each of the parties shall submit to the arbitrators in writing their respective positions with respect to the dispute for which arbitration proceedings have been commenced, together with such supporting documentation as such party deems necessary or as such arbitrators request. Such arbitrators shall, as soon as practicable after receiving the written positions of both parties and all subsequent supporting documentation requested by such arbitrators, and after having heard such testimony as they may deem appropriate, render their decisions as to such dispute, which decision shall be in writing and final and binding on, and nonappealable by, (except as provided by law), the parties hereto. The arbitrators shall issue any injunctive or similar order they deem appropriate. If the arbitrators notify the parties that they believe a portion of a dispute (which may be the entire dispute) is essentially reducible to monetary terms, the arbitrators shall accept the entire position of one of the parties with respect thereto, it being understood that, in such circumstances, such arbitrators shall have no discretion to accept only part of either party's position with respect thereto.

         10.2. COSTS. Seller and Buyer shall each bear those expenses attributable to them in connection with the Merger and negotiating and entering into this Agreement, including their own fees of counsel and brokerage fees.

         10.3. BROKERS. Buyer and MergerSub on one hand and Seller and the Company on the other hand warrant and represent to each other party hereto that no person is entitled to any commission or finder's fee in connection with the transactions contemplated in this Agreement. Each party hereto agrees to indemnify, defend and hold harmless each other party hereto and the Company against any claim, loss, liability or expense for any such commission or fee incurred by reason of any act, omission or statement of the indemnifying party. The Company does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which the Company is a party.

         10.4. COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on each of the parties, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         10.5. NO ASSIGNMENT. This Agreement may not be assigned, transferred or hypothecated by any party hereto other than by operation of law except that Buyer may assign in whole or in part its rights and obligations hereunder to any affiliate company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, successors and assigns.

         10.6. PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Buyer and Seller. Unless otherwise required by applicable laws, neither of the parties shall act unilaterally in this regard without the prior approval of the other party, which approval shall not be unreasonably withheld.

         10.7. SEVERABILITY. If any portion of this Agreement shall be deemed unenforceable by a court of competent jurisdiction, the remaining portions shall remain valid and enforceable.

         10.8. NO THIRD PARTY BENEFICIARIES. Except as expressly provided herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         10.9. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

         10.10. COVENANT NOT TO COMPETE. In consideration for the payments by Buyer to be made hereunder, each Seller agrees he will not at any time within the five year period following the Closing Date compete with the Company, solicit the customers of the Company, or directly or indirectly solicit for employment any employees of Company. For purposes of this paragraph the term "compete" means engaging in the same or any business competitive with the Company as engaged in by Company immediately prior to the Closing Date in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, within any county in the territory in which the business of the Company was conducted at the Closing Date. For purposes of Sections 10.10 through 10.12 hereof, "Company" shall include any entity into which the Company may be merged (including without limitation the Surviving Corporation) or to which the business and assets of the Company is transferred.

         10.11.   REASONABLENESS OF RESTRICTIONS.

                  (a) Each Seller has carefully read and considered the provisions of Section 10.10 and, having done so, agrees that the restrictions set forth therein, including, but not limited to, the time period of restriction and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Buyer.

                  (b) If, notwithstanding the foregoing, any of the provisions of Section 10.10 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision of Section 10.10 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         10.12. REMEDIES FOR BREACH. In the event of a breach or threatened breach of any of the covenants in Section 10.10, the Buyer shall have the right to seek equitable relief, including specific performance by means of an injunction against the Seller and against the Seller's partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with it or them, to prevent or restrain any breach or further breach. In the event such Buyer obtains any such equitable relief, the party against whom relief is obtained shall reimburse Buyer for its reasonable attorney's fees and costs related thereto.

         10.13. SURVIVAL. Sections 10.9 through 10.12 shall survive Closing of the transactions contemplated herein.

         IN WITNESS WHEREOF, Buyer, MergerSub, Seller and the Company have duly executed and delivered this Agreement as of the date first above written.

PROFESSIONAL TRANSPORTATION GROUP LTD., INC.

BY: /s/ Dennis A. Bakal
   ---------------------------------
      Dennis A. Bakal, President

DTSI ACQUISITION, INC.

BY:  /s/ Dennis A. Bakal
   ---------------------------------
      Dennis A. Bakal, Director


DEDICATED TRANSPORTATION SERVICES, INC.


BY:/s/ Robert Serra
   ---------------------------------
         Robert Serra, President

SERRA/MARTIN LIVING TRUST


BY:/s/ Robert Serra
   ---------------------------------
         Robert Serra, Trustee

BY:/s/ Susan Martin
   ---------------------------------
         Susan Martin, Trustee


/s/ Robert Serra
   ---------------------------------
         Robert Serra


/s/ Mark Kapper
   ---------------------------------
         Mark Kapper


/s/ Susan Martin
   ---------------------------------
         Susan Martin


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